INTERPOOL, INC.

NONQUALIFIED STOCK OPTION PLAN
FOR NON-EMPLOYEE, NON-CONSULTANT DIRECTORS

           1. Purpose. The purpose of this Plan is to assist Interpool, Inc. (the "Company") in attracting and retaining dedicated and qualified persons to serve as non-employee, non-consultant Directors of the Company.

           2. Shares. The total number of shares that may be issued or transferred and sold pursuant to this Plan shall not exceed 100,000 shares of the Company's Common Stock, par value $0.001 per share ("Common Stock"), except to the extent of adjustments authorized by Paragraph 6 of this Plan. Such shares may be treasury shares or shares of original issue or a combination of the foregoing. Any shares of Common Stock subject to an option that has been cancelled or terminated shall again be available for the grant of options under this Plan.

           3. Option Grants. There hereby are granted the following options to purchase Common Stock under this Plan:

(a) Effective upon the Company's public offering of up to 4,600,000 shares of its Common Stock pursuant to its Registration Statement on Form S-1 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Public Offering"), an option to purchase 10,000 shares of Common Stock is granted to each person, other than the persons listed on Exhibit A hereto, who on that date is an incumbent non-employee, non-consultant Director of the Company.

(b) With respect to each person who first becomes a non-employee, non-consultant Director of the Company after the Public Offering, an, option to purchase 10,000 shares of Common Stock is granted as of the date such person first becomes a non-employee, non-consultant Director.

           4. Terms and Conditions of Options.

(a) Form. Each option granted hereunder shall be evidenced by a Stock Option Agreement substantially in the form of Exhibit B attached hereto with the blanks appropriately filled.

(b) Price. The option price per share of Common Stock subject to an option shall be the fair market value per share of Common Stock on the date as of which the option was granted pursuant to paragraph 3. For any option granted under Paragraph 3(a), fair market value shall mean the initial offering price for one share of Common Stock issued in the Public Offering. For any option granted under Paragraph 3(b), fair market value on a specified date shall mean the closing price at which one share of Common Stock is traded on the stock exchange, if any, on which the Common Stock is primarily traded, or the average of the bid and asked closing prices at which one share of Common Stock is traded on the over-the-counter market, as reported on the National Association of Security Dealers Automated Quotation System, but if no shares of Common Stock were traded on such date, then on the last previous date on which a share was so traded, or, if none of the above are applicable the value of a share of Common Stock as established by the Committee for such date using any reasonable method of valuation.

(c) Duration. The duration of any option granted under this Plan shall be a period of ten years from the date upon which the option was granted.

(d) Exercise.

(i) No option may be exercised until the first anniversary of the date as of which the option was granted pursuant to Paragraph 3 (the "Grant Date"). One-third of the shares subject to an option may be purchased on or after the first anniversary of the Grant Date and an additional one-third of the shares subject to such option may be purchased on the second and third anniversaries, respectively, of the option's Grant Date.

(ii) Notwithstanding the foregoing, the unexercised portion of any option granted to any option holder may be exercised in the following circumstances (but in no event during the six-month period commencing on the Grant Date or after the term of the option has expired): (a) subject to the provisions of subparagraph (iii) of this paragraph, upon the disability (to the extent and in a manner as shall be determined by the Committee in its sole discretion) or death of the holder, or (b) upon the occurrence of such special circumstances or events as in the opinion of the Committee merits special consideration.

(iii) All or any part of any option, to the extent unexercised, shall terminate immediately upon the holder's ceasing to serve as a Director of the Company except that the option holder shall have until the end of the tenth business day following the cessation of his service as a Director of the Company, and no longer, to exercise any unexercised portion of the option that he could have exercised on the day on which such service as a Director terminated; provided that such exercise must be accomplished prior to the expiration of the term of such option. Notwithstanding the foregoing, if the cessation of service as a Director is due to disability (to an extent and in a manner as shall be determined in each case by the Committee in its sole discretion) or to death, the option holder or the representative of the Estate or the heirs of a deceased option holder shall have the privilege of exercising the portion of the option which is unexercised at the time of such disability or death; provided, however, that such exercise must be accomplished prior to the expiration of the term of such option and (a) within three months of the option holder's disability, or (b) within six months of the option holder's death, as the case may be. If an option holder's service as a Director of the Company shall be terminated for cause, as determined by the Committee in its sole discretion (which determination by the Committee shall be conclusive) the unexercised portion of any option of such option holder shall terminate immediately upon such termination of the holder's service as a Director and any right to exercise such portion shall be forfeited.

(iv) An option shall be exercised by the delivery of a written notice duly signed by the holder thereof to such effect, together with the option certificate and the full purchase price of the shares purchased pursuant to the exercise of the option, to the Chairman of the Board of Directors of the Company (the "Board") or an officer of the Company appointed by the Chairman of the Board for the purpose of receiving the same. Payment of the full purchase price shall be made as follows: (i) in cash; (ii) by check payable to the order of the Company; (iii) by delivery to the Company of shares already owned by the holder or subject to approval by the Committee, shares issuable in connection with the option, any of which shares shall be valued at their fair market value on the date of exercise of the option; or (iv) by such other methods as the Committee may permit from time to time. No option may be granted pursuant to the Plan or exercised at any time when such option, or the granting, exercise or payment thereof, may result in the violation of any law or governmental order or regulation.

Within a reasonable time after the exercise of an option, the Company shall cause to be delivered to the person entitled thereto, a certificate for the shares purchased pursuant to the exercise of the option. If the option shall have been exercised with respect to less than all of the shares subject to the option, the Company shall also cause to be delivered to the person entitled thereto a new option certificate in replacement of the certificate surrendered at the time of the exercise of the option, indicating the number of shares with respect to which the option remains available for exercise, or the original option certificate shall be endorsed to give effect to the partial exercise thereof. The Committee may permit deemed or constructive transfers of shares in lieu of actual transfer and physical delivery of certificates. For purposes of the limitation in Section 2 on the aggregate number of shares which may be issued under the Plan, to the extent that shares issuable upon the exercise of an option are deemed to have been transferred to the Company in payment of the purchase price thereunder, such option shall be deemed to have been exercised with respect to such number of shares, as well as the number of shares actually issued to the holder upon such exercise.

Notwithstanding any other provision of the Plan to the contrary, if the holder of an option is subject to Section 16(b) of the Exchange Act, the purchase price of shares to be purchased pursuant to the exercise of the option cannot be paid by delivery of shares issuable in connection with such option unless the holder's election to use such method of payment is made at least six months after the date on which the option is granted, and either (i) concurrently with the exercise of the option during a window period between the third and twelfth business day after release of the Company's quarterly or annual statements of sales and earnings, as described in Rule 16b-3(e)(3) under the Exchange Act, or (ii) irrevocably at least six months prior to the date on which the option is exercised.

           5. Committee. The Plan shall be administered by a Committee which shall consist of two or more Directors of the Company. The members of the Committee shall be selected by the Board. Any member of the Committee may resign by giving written notice thereof to the Board, and any member of the Committee may be removed at any time, with or without cause, by the Board. If, for any reason, a member of the Committee shall cease to serve, the vacancy shall be filled by the Board. The Committee shall establish such rules and procedures as are necessary or advisable to administer the Plan.

           6. Adjustments Upon Capitalization and Corporate Changes. The Committee may make or provide for such adjustments in the option price and in the number or kind of shares of the Company's Common Stock or other securities covered by outstanding options as the Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of optionees that would otherwise result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, separation, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase stock, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. The Committee may also make or provide for such adjustments in the number or kind of shares of the Company's Common Stock or other securities which may be sold under this Plan, and in the number of shares granted to newly-elected Directors under Paragraph 3(b) of this Plan, as such Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in the preceding sentence.

           7. Effective Date. The effective date of this Plan is March 3, 1993, the date on which it was adopted by the Board and approved by the Shareholders of the Company.

           8. Administration and Amendment of the Plan. Except as hereinafter provided, the Board or the Committee may at any time withdraw or from time to time amend the Plan as it relates to, and the terms and conditions of, any options not theretofore granted, and the Board or the Committee, with the consent of the affected holder of an option, may at any time withdraw or from time to time amend the Plan as it relates to, and the terms and conditions of, any outstanding option. Notwithstanding the foregoing, any amendment by the Board or the Committee which would increase the number of shares issuable under options, materially increase the benefits accruing to plan participants or change the class of individuals to whom options may be granted shall be subject to the approval of the shareholders of the Company within one year of such amendment.

           Determinations of the Committee as to any question which may arise with respect to the interpretation of the provisions of the Plan and options shall be final. The Committee may authorize and establish such rules, regulations and revisions thereof not inconsistent with the provisions of the Plan, as it may deem advisable to make the Plan and options effective or provide for their administration, and may take such other action with regard to the Plan and options as it shall deem desirable to effectuate their purpose.

Exhibit A

Excluded Incumbent Non-Employee Directors
Warren L. Serenbetz